Exhibit 28(d)(v)
THE GABELLI MONEY MARKET FUNDS
FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT
     AGREEMENT made as of the 16th day of November, 2010, by and between THE GABELLI MONEY MARKET FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series, The Gabelli U.S. Treasury Money Market Fund (the “Fund”), and GABELLI FUNDS, LLC (the “Manager”).
WITNESSETH:
     WHEREAS, the Managers renders advice and services to the Trust, on behalf of the Fund, pursuant to the terms and provisions of a Management Agreement between the Trust, on behalf of the Fund, and the Manager, dated as of December 16, 1994, as amended as of November 17, 1999, and November 16, 2010 (the “Management Agreement”); and
     WHEREAS, the Trust, on behalf of the Fund, is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Management Agreement that have not been assumed by the Manager; and
     WHEREAS, the Manager desires to limit the Operating Expenses for each Class of the Fund (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust desires to allow the Manager to implement those limits on behalf of each Class of the Fund;
     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:
1. LIMIT ON OPERATING EXPENSES: On behalf of each of the Fund’s classes of shares listed on Appendix A (each, a “Class”), the Manager hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) for each Class to an annual rate, expressed as a percentage of the average daily net assets of each respective Class as set forth on Appendix A.
2. DEFINITION: For purposes of this Agreement, the term “Operating Expenses” with respect to each Class, is defined to include all expenses necessary or appropriate for the operation of each Class, including the Manager’s investment advisory or management fee detailed in the Management Agreement, and other expenses described in the Management Agreement, but does not include any contingent deferred sales loads, taxes, interest, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

Exhibit 28(d)(v)
3. TERM AND TERMINATION: This Agreement shall become effective as of the date first written above, and shall remain in effect until January 31, 2013. After the initial term, this Agreement will renew automatically on each February 1st for an additional 12 month term unless a party hereto provides the other with written notice of termination of this Agreement at least sixty (60) days prior to the expiration of its then current term. Notwithstanding the foregoing, this Agreement will automatically terminate if the Management Agreement is terminated, with such termination effective upon the effective date of the Management Agreement’s termination.
4. ASSIGNMENT: This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
5. AMENDMENT: This Agreement may be amended by mutual consent or the parties hereto in writing.
6. SEVERABILITY: If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
7. GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulation promulgated thereunder.
8. NOTICE: Notice shall be given to each party as provided for in the Management Agreement.

Exhibit 28(d)(v)
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE GABELLI MONEY MARKET FUNDS		GABELLI FUNDS, LLC

By:	/s/ Agnes Mullady Agnes Mullady	By:	/s/ Bruce N. Alpert Bruce N. Alpert
	Treasurer		Executive Vice President

Exhibit 28(d)(v)
APPENDIX A
The Gabelli U.S. Treasury Money Market Fund

Class	Operating Expense Limit
Class AAA	0.08%

Class A	0.08%
Class C	0.08%